Exhibit 99.1

PRESS RELEASE

Cytec Industries Inc.

Five Garret Mountain Plaza

Woodland Park, New Jersey 07424

www.cytec.com

Release Date: Immediate

Cytec Announces Third Quarter Results

Third Quarter Adjusted EPS of $0.90

Increases Full Year 2015 Adjusted EPS Outlook of $3.20 to $3.40

October 22, 2015 – Woodland Park, NJ - Cytec Industries Inc. (NYSE: CYT) announced today net earnings for the third quarter of 2015 of $59.5 million or $0.81 per diluted share on net sales from continuing operations of $497 million. Included in continuing operations in the quarter are a few special items that total $6.3 million of net expense after-tax, or $0.09 per diluted share, and are outlined further in this release. Excluding these special items, net earnings from continuing operations were $65.8 million or $0.90 per diluted share.

Net earnings from continuing operations for the third quarter of 2014 were $53.8 million or $0.73 per diluted share on net sales of $507 million. Included in continuing operations in the quarter are special items of $0.4 million after-tax, or $0.01 per diluted share. Excluding the special items, net earnings from continuing operations in the third quarter 2014 were $54.2 million or $0.74 per diluted share.

Shane Fleming, Chairman, President and Chief Executive Officer commented, “ I am very pleased with our third quarter performance, with earnings growth driven by Aerospace Materials and In Process Separation. I am particularly excited about the ability of these businesses to translate higher sales volumes into increased operating margins. Industrial Materials continues to experience weaker market conditions versus the prior year period, but we remain excited about the longer-term growth opportunities in this segment. Overall, I remain confident in our ability to deliver our full year earnings commitment.”

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PRESS RELEASE

Third Quarter Results

Cytec Aerospace Materials sales increased 4% to $262 million; Operating Earnings increased to $54.8 million.

In Aerospace Materials, sales were up 4% versus the prior year period due primarily to increases in large commercial transport related primarily to the 787 program, and military fixed wing related to the Joint Strike Fighter program. Sales were partially offset by lower demand from the civilian rotorcraft market.

Operating earnings of $54.8 million were up by 20% versus $45.7 million in the prior year period, due primarily to increased volumes and selling price.

Cytec Industrial Materials sales were down 21% to $64 million; Operating Earnings decreased to $1.2 million.

In Industrial Materials, selling volumes were down 19% primarily as a result of lower demand from the high performance automotive and wind energy markets versus the prior year period, as well as lower process materials sales associated with our ERP implementation. Foreign exchange also impacted sales unfavorably by 3%, and selling price increased sales by 1%.

Operating earnings of $1.2 million were down from the prior year quarter of $6.8 million mainly as a result of the lower selling volumes. The business demonstrated significant improvement in the month of September and is estimating stronger performance in the fourth quarter.

Cytec In Process Separation sales were down 2% to $106 million; Operating Earnings increased to $30.8 million.

In Process Separation selling volumes increased by 1% versus the third quarter 2014 due to higher sales of mining products related to copper and alumina markets. The increased volume was more than offset by selling price declines of 2% and 1% of unfavorable exchange rates.

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PRESS RELEASE

Operating earnings of $30.8 million were up 14% versus the prior year period driven primarily by favorable product mix, higher volume, lower raw material costs, and benefits from foreign exchange.

Cytec Additive Technologies sales decreased 3% to $66 million; Operating Earnings increased to $10.8 million.

In Additive Technologies, selling volumes were up by 3% related mainly to higher sales of polymer additive products sold to the automotive and agricultural film markets versus the prior year quarter. The volume increase was more than offset by 4% from foreign exchange and 2% from lower selling price as the business focused on recapturing lost volumes.

Operating earnings of $10.8 million were up by 29% versus $8.4 million in the prior year period due mainly to increased volumes, lower raw material costs, and lower operating costs.

Special Items

In the third quarter of 2015 special items were recorded in continuing operations that resulted in a net pre-tax charge of $7.3 million ($6.3 million after-tax or $0.09 per diluted share) mainly attributable to the following:

•	A net pre-tax charge of $4.5 million ($4.5 million after-tax or $0.06 per diluted share) related to legal and advisory fees associated with the pending merger with Solvay SA.

•	A net pre-tax charge of $2.8 million ($1.8 million after-tax or $0.02 per diluted share) related to restructuring activities.

In the third quarter of 2014 a special item was recorded in continuing operations that resulted in net pre-tax charges of $0.6 million ($0.4 million expense after-tax or $0.01 per diluted share).

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PRESS RELEASE

Income Tax Expense

The income tax expense related to continuing operations for the third quarter of 2015 was $19.2 million, compared with $24.4 million of income tax expense in the third quarter of 2014. The effective tax rate for the three months ended September 30, 2015 was favorably impacted primarily by a net tax benefit of $5.0 million attributable to the closure of the federal tax examination in the U.S. Excluding the impact from the special items and benefit previously noted, the overall underlying annual tax rate for the third quarter of 2015 was 30.2% versus the underlying annual tax rate in the third quarter of 2014 or 31.1%

Cash Flow

Dan Darazsdi, Vice President and Chief Financial Officer commented, “Cash Flows provided by operating activities of continuing operations were $89.5 million in the third quarter 2015. Our net working capital days at the end of the third quarter were up 4 days to 96 versus the prior quarter end driven by increases in inventory days. Capital spending in the third quarter was $33 million, and for the first nine months of 2015 was $97 million. Our expectation for capital spending for the full year 2015 is in a range between $160 to $170 million, primarily related to Aerospace Materials growth projects.”

2015 Outlook

Mr. Fleming continued, “I am very pleased with our year-to-date performance, delivering 8% operating earnings growth versus the same period of 2014. We remain on track to deliver targeted year-over- year earnings growth as we continue to execute our full year 2015 plan. Our earnings projection by business has shifted slightly, with stronger earnings performance from In Process Separation expected to offset lower earnings in Industrial Materials. Overall, I am pleased with our ability to deliver volume growth in three of our four segments despite the uncertainty in the global economic environment, and then to translate the higher selling volumes into increased earnings across the company. As a result of the tax benefits which total approximately $7 million year to date, we are increasing our full year guidance for adjusted diluted earnings per share to a range between $3.20 and $3.40.”

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PRESS RELEASE

Merger Update

On July 29, 2015, we announced that the Company had entered into a Merger Agreement with Solvay SA and its wholly owned subsidiary, Tulip Acquisition Inc. Pursuant to the Merger Agreement, Tulip Acquisition will be merged with and into the Company, with the Company surviving as a wholly-owned subsidiary of Solvay. In connection with the Merger, each issued and outstanding share of our common stock, par value $0.01 per share, other than shares held by the Company, Solvay or any of their respective subsidiaries and shares with respect to which appraisal rights are properly demanded and not waived, withdrawn or lost, will be converted into the right to receive $75.25 in cash, without interest and less any applicable withholding taxes.

The Company and Solvay submitted a joint voluntary notice to CFIUS on September 14, 2015 and CFIUS is currently reviewing the proposed transaction. The Company and Solvay notified the Directorate of Defense Trade Controls of the transaction on September 21, 2015, and are working with the Defense Security Service on a detailed plan to mitigate foreign ownership, control or influence. The applicable waiting period under the HSR Act expired on September 24, 2015. The Company made applicable filings in Mexico and Ukraine on September 24, 2015, in South Korea on October 5, 2015, in Israel on October 8, 2015, in Turkey on October 9, 2015 and in the European Union on October 13, 2015. The Company currently expects that applicable filings in Brazil and Japan will be made in due course.

Assuming timely satisfaction of the necessary closing conditions, we currently expect the closing of the Merger to occur in the fourth quarter of 2015.

As previously communicated, Cytec will not be holding an earnings conference call due to its pending merger with Solvay.

Nine Month Results

Net Earnings for the nine months ended September 30, 2015 were $156.7 million or $2.14 per diluted share on net sales of $1,521 million. Earnings from continuing operations were $158.2 million or $2.16 per diluted share. Loss from discontinued operations was $1.5 million or $0.02 per diluted share.

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PRESS RELEASE

Special Items

During the nine months ended September 30, 2015, a number of special items were recorded in continuing operations that resulted in a net pre-tax charge of $39.7 ($26.8 million after-tax of $0.37 per diluted share) as follows:

•	A net pre-tax charge of $15.8 million ($9.9 million after-tax or $0.14 per diluted share) attributable to mark to market adjustments for pension and other postemployment benefits which was deferred from 2014.

•	A net pre-tax charge of $11.3 million ($7.2 million after-tax or $0.10 per diluted share) related to the final costs from the lockout of employees represented by Teamsters Local Union 745 at our Greenville, TX Aerospace manufacturing site. The agreement was ratified in the first quarter of 2015.

•	A net pre-tax charge of $6.5 million ($4.3 million after-tax or $0.06 per diluted share) related to restructuring activities.

•	A net pre-tax charge of $4.5 million ($4.5 million after-tax or $0.06 per diluted share) related to legal and advisory fees associated with the pending merger with Solvay SA.

•	A net pre-tax charge $1.5 million ($0.9 million after-tax or $0.01 per diluted share) related to an increase in environmental liabilities at inactive sites.

Excluding these items, earnings from continuing operations were $185.0 million or $2.53 per diluted share.

Earnings from continuing operations for the nine months ended September 30, 2014 were $172.1 million or $2.34 per diluted share on net sales of $1,523 million.

In the nine months ended September 30, 2014 special items were recorded in continuing operations that resulted in a net pre-tax benefit of $5.1 million ($3.2 million after-tax of $0.04 per diluted share).

Excluding these special items, earnings from continuing operations were $168.9 million or $2.30 per diluted share.

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PRESS RELEASE

Use of Non-GAAP Measures

Management believes that net earnings and diluted earnings per share before special items, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. Special items represent significant charges or credits that are important to an understanding of the Company’s overall operating results in the period presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance.

Forward-Looking and Cautionary Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Achieving the results described in these statements involves a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in Cytec’s filings with the Securities and Exchange Commission.

Corporate Profile

Cytec’s vision is to deliver specialty material and chemical technologies beyond our customers’ imagination. Our focus on innovation, advanced technology and application expertise enables us to develop, manufacture and sell products that change the way our customers do business. Our pioneering products perform specific and important functions for our customers, enabling them to offer innovative solutions to the industries that they serve. Our products serve a diverse range of end markets including aerospace and industrial materials, mining and plastics.

For more information about Cytec please visit www.cytec.com.

For more information please contact:

Jodi Allen

Investor Relations

Tel: 1.973.357.3283

Jodi.Allen@cytec.com

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CYTEC INDUSTRIES INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in millions, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Net sales	$497.3	$506.8	$1,520.5	$1,523.0
Manufacturing cost of sales	326.8	342.0	1,040.4	1,018.2
Selling and technical services	35.4	35.3	106.9	109.6
Research and process development	12.8	12.0	37.3	37.2
Administrative and general	34.7	31.0	95.2	93.3
Amortization of acquisition intangibles	3.4	3.6	10.3	10.9

Earnings from operations	84.2	82.9	230.4	253.8
Other expense, net	1.5	1.6	3.0	2.2
Interest expense, net	4.0	3.1	11.6	9.3

Earnings from continuing operations before income taxes	78.7	78.2	215.8	242.3
Income tax provision	19.2	24.4	57.6	70.2

Earnings from continuing operations	59.5	53.8	158.2	172.1

Net (loss) gain on sale of discontinued operations, net of tax	—	(0.2)	(1.5)	11.0

(Loss) earnings from discontinued operations, net of tax	—	(0.2)	(1.5)	11.0

Net earnings	$59.5	$53.6	$156.7	$183.1

Comprehensive income	$30.7	$2.1	$89.5	$134.1

Earnings (loss) per share:
Basic earnings (loss) per common share
Continuing operations	$0.83	$0.74	$2.20	$2.38
Discontinued operations	—	—	(0.02)	0.15

	$0.83	$0.74	$2.18	$2.53

Diluted earnings (loss) per common share
Continuing operations	$0.81	$0.73	$2.16	$2.34
Discontinued operations	—	—	(0.02)	0.15

	$0.81	$0.73	$2.14	$2.49

Dividends per common share	$0.125	$0.125	$0.375	$0.250

Shares used in calculating earnings per common share (in 000s)
Basic	72,098	72,498	71,966	72,234
Diluted	73,408	73,667	73,135	73,500

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CYTEC INDUSTRIES INC. AND SUBSIDIARIES

CONSOLIDATED NET SALES AND EARNINGS FROM OPERATIONS BY BUSINESS SEGMENT

(Dollars in millions)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Net Sales:
Aerospace Materials	$261.5	$250.8	$785.6	$756.7
Industrial Materials	63.8	80.3	206.1	250.0
In Process Separation	106.3	108.2	323.2	308.3
Additive Technologies	65.7	67.5	205.6	208.0

Total consolidated net sales	$497.3	$506.8	$1,520.5	$1,523.0

	Three Months Ended September 30,				Nine Months Ended September 30,
		% of		% of		% of		% of
	2015	Sales	2014	Sales	2015	Sales	2014	Sales
Earnings from operations:
Aerospace Materials	$54.8	21.0%	$45.7	18.2%	$153.6	19.6%	$136.4	18.0%
Industrial Materials	1.2	1.9%	6.8	8.5%	11.7	5.7%	24.7	9.9%
In Process Separation	30.8	29.0%	27.1	25.0%	92.1	28.5%	74.8	24.3%
Additive Technologies	10.8	16.4%	8.4	12.4%	29.5	14.3%	26.7	12.8%

Earnings from segments	97.6	19.6%	88.0	17.3%	286.9	18.9%	262.6	17.2%
Corporate and Unallocated, net (1)	(13.4)		(5.1)		(56.5)		(8.8)

Total earnings from operations	$84.2	16.9%	$82.9	16.4%	$230.4	15.2%	$253.8	16.7%

(1)	Corporate and Unallocated includes the following items:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Restructuring charges, net	$2.8	$—	$6.5	$0.4
Pension and OPEB mark-to-market loss (gain), net	—	—	15.8	(6.2)
Solvay merger costs	4.5	—	4.5	—
Costs related to global ERP initiative	3.5	2.7	11.5	7.8
Greenville, Texas lockout costs	—	0.6	11.3	0.6
Other	2.6	1.8	6.9	6.2

Total expense	$13.4	$5.1	$56.5	$8.8

CYTEC INDUSTRIES INC. AND SUBSIDIARIES % CHANGE IN SALES ANALYSIS BY SEGMENT VERSUS PRIOR YEAR

	Three Months Ended			Nine Months Ended
	September 30, 2015			September 30, 2015
	% Variance Due To			% Variance Due To
Segment	Volume	Price	FX	Volume	Price	FX
Aerospace Materials	3%	1%	0%	3%	1%	0%
Industrial Materials	-19%	1%	-3%	-14%	1%	-5%
In Process Separation	1%	-2%	-1%	7%	-1%	-1%
Additive Technologies	3%	-2%	-4%	6%	-3%	-4%
Total Continuing Operations	-1%	0%	-1%	2%	0%	-2%

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CYTEC INDUSTRIES INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in millions, except per share amounts) (Unaudited)

	September 30,	December 31,
	2015	2014
Assets
Current assets
Cash and cash equivalents	$170.9	$133.9
Trade accounts receivable, less allowance for doubtful accounts of $3.5 and $3.8 as of September 30, 2015 and December 31, 2014, respectively.	286.2	265.1
Other accounts receivable	72.9	74.6
Inventories	309.4	307.6
Deferred income taxes	35.1	27.4
Other current assets	21.9	26.2

Total current assets	896.4	834.8

Plants, equipment and facilities, at cost	1,699.7	1,680.8
Less: accumulated depreciation	(589.0)	(559.4)

Net plant investment	1,110.7	1,121.4

Acquisition intangibles, net of accumulated amortization of $80.1 and $70.8 as of September 30, 2015 and December 31, 2014, respectively	128.7	141.6
Goodwill	502.0	508.8
Deferred income taxes	32.8	41.2
Other assets	137.5	119.4

Total assets	$2,808.1	$2,767.2

Liabilities
Current liabilities
Accounts payable	$179.1	$172.4
Current maturities of long-term debt	1.5	1.2
Accrued expenses	160.3	184.6
Income taxes payable	9.2	8.4
Deferred income taxes	0.4	0.3

Total current liabilities	350.5	366.9

Long-term debt	740.1	741.7
Pension and other postretirement benefit liabilities	229.1	245.9
Other noncurrent liabilities	156.3	170.3
Deferred income taxes	34.5	31.4

Stockholders’ equity

Preferred stock, 20,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $.01 par value per share, 150,000,000 shares authorized; issued 99,822,154 at September 30, 2015 and 99,772,436 shares at December 31, 2014	1.0	1.0
Additional paid-in capital	481.7	474.2
Retained earnings	1,829.3	1,699.6
Accumulated other comprehensive (loss) income	(54.1)	13.1
Treasury stock, at cost, 28,275,035 shares at September 30, 2015 and 28,732,931 shares at December 31, 2014	(960.3)	(976.9)

Total stockholders’ equity	1,297.6	1,211.0

Total liabilities and stockholders’ equity	$2,808.1	$2,767.2

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CYTEC INDUSTRIES INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in millions) (Unaudited)

	Nine Months Ended
	September 30,
	2015	2014
Cash flows provided by (used in) operating activities:
Net earnings	$156.7	$183.1
(Loss) earnings from discontinued operations, net of tax	(1.5)	11.0

Net earnings from continuing operations	158.2	172.1
Adjustments to reconcile net income to net cash provided by operating activities of continuing operations:
Depreciation	52.1	46.5
Amortization	13.4	13.5
Share-based compensation	10.0	9.8
Deferred income taxes	5.4	18.8
Pension and postretirement benefit (income) expense	(2.3)	0.7
Contributions to pension and postretirement plans	(11.6)	(10.6)
Non-cash loss on disposal of assets	0.9	1.9
Unrealized (gain) loss on foreign currency contracts	(5.8)	7.9

Changes in operating assets and liabilities:
Trade accounts receivable	(38.0)	(50.1)
Other receivables	4.3	(5.6)
Inventories	(11.8)	(48.7)
Other assets	(5.0)	1.1
Accounts payable	13.3	22.4
Accrued expenses	(19.0)	(1.6)
Income taxes payable	(2.5)	4.2
Other liabilities	(1.6)	(10.6)

Net cash provided by operating activities of continuing operations	160.0	171.7
Net cash (used in) provided by operating activities of discontinued operations	(3.2)	0.3

Net cash provided by operating activities	156.8	172.0

Cash flows used in investing activities:
Additions to plants, equipment and facilities	(96.9)	(170.3)
Other investing activities, net	—	(0.1)

Net cash used in investing activities	(96.9)	(170.4)

Cash flows provided by (used in) financing activities:
Proceeds from long-term debt	0.5	1.3
Payments on long-term debt	(0.9)	(0.4)
Change in short-term borrowings, net	—	2.9
Cash dividends	(26.8)	(17.9)
Proceeds from the exercise of stock options	9.9	14.3
Excess tax benefits from share-based payment arrangements	3.8	6.7

Net cash (used in) provided by financing activities	(13.5)	6.9

Effect of currency rate changes on cash and cash equivalents	(9.4)	(7.7)

Increase in cash and cash equivalents	37.0	0.8

Cash and cash equivalents, beginning of period	133.9	151.8

Cash and cash equivalents, end of period	$170.9	$152.6

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Reconciliation of GAAP and Non GAAP Measures

(Amounts in millions, except per share amounts)

Management believes that net earnings and diluted earnings per share before special items, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. Special items represent significant charges or credits that are important to an understanding of the Company’s overall operating results in the periods presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance.

	Three Months Ended September 30, 2015
	GAAP (As Reported)	Solvay merger costs (1)	Restructuring (2)	Non-GAAP (As Adjusted)*
Manufacturing cost of sales	$326.8	$—	$(0.5)	$326.3
Administrative and general	34.7	(4.5)	(2.3)	27.8
Earnings from operations	84.2	4.5	2.8	91.5
Earnings from continuing operations before income taxes	78.7	4.5	2.8	86.0
Income tax provision	19.2	—	1.0	20.2
Earnings from continuing operations	59.5	4.5	1.8	65.8
Diluted earnings per common share - continuing operations	0.81	0.06	0.02	0.90

*	May not add due to rounding.

In the third quarter of 2015, the following special items were recorded in continuing operations:

(1)	Solvay merger related costs
(2)	Net restructuring costs

	Three Months Ended September 30, 2014
	GAAP (As Reported)	Texas lockout costs (1)	Non-GAAP (As Adjusted)*
Manufacturing cost of sales	$342.0	$(0.6)	$341.3
Earnings from operations	82.9	0.6	83.5
Earnings from continuing operations before income taxes	78.2	0.6	78.8
Income tax provision	24.4	0.2	24.6
Earnings from continuing operations	53.8	0.4	54.2
Diluted earnings per common share - continuing operations	0.73	0.01	0.74

*	May not add due to rounding.

In the third quarter of 2014, the following special item was recorded in continuing operations:

(1)	Greenville, TX lockout costs

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Reconciliation of GAAP and Non GAAP Measures (Continued)

(Amounts in millions, except per share amounts)

Management believes that net earnings and diluted earnings per share before special items, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. Special items represent significant charges or credits that are important to an understanding of the Company’s overall operating results in the periods presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance.

	Nine Months Ended September 30, 2015
	GAAP (As Reported)	Pension MTM (1)	Texas lockout costs (2)	Restructuring (3)	Environmental (4)	Solvay merger costs (5)	Non-GAAP (As Adjusted)*
Manufacturing cost of sales	$1,040.4	$(15.8)	$(11.3)	$(2.0)	$—	—	$1,011.3
Selling and technical services	106.9	—	—	(0.4)	—	—	106.5
Administrative and general	95.2	—	—	(4.2)	—	(4.5)	86.5
Earnings from operations	230.4	15.8	11.3	6.5	—	4.5	268.6
Other expense, net	3.0	—	—	—	(1.5)	—	1.5
Earnings from continuing operations before income taxes	215.8	15.8	11.3	6.5	1.5	4.5	255.5
Income tax provision	57.6	5.9	4.1	2.3	0.6	—	70.5
Earnings from continuing operations	158.2	9.9	7.2	4.3	0.9	4.5	185.0
Diluted earnings per common share - continuing operations	2.16	0.14	0.10	0.06	0.01	0.06	2.53

*	May not add due to rounding.

In the nine months ended September 30, 2015, the following special items were recorded in continuing operations:

(1)	Pension mark-to-market adjustment, net
(2)	Greenville, TX lockout costs
(3)	Net restructuring costs
(4)	Environmental reserves for inactive sites
(5)	Solvay merger related costs

	Nine Months Ended September 30, 2014
	GAAP (As Reported)	Pension MTM (1)	Restructuring (2)	Texas lockout costs (3)	Non-GAAP (As Adjusted)*
Manufacturing cost of sales	$1,018.2	$6.2	$(0.4)	$(0.6)	1,023.3
Administrative and general	93.3	—	(0.1)	—	93.2
Earnings from operations	253.8	(6.2)	0.5	0.6	248.8
Other expense, net	2.2	—	0.1	—	2.3
Earnings from continuing operations before income taxes	242.3	(6.2)	0.4	0.6	237.2
Income tax provision	70.2	(2.3)	0.2	0.22	68.3
Earnings from continuing operations	172.1	(3.8)	0.2	0.4	168.9
Diluted earnings per common share - continuing operations	2.34	(0.05)	—	0.01	2.30

*	May not add due to rounding.

In the nine months ended September 30, 2014, the following special items were recorded in continuing operations:

(1)	Pension mark-to-market adjustment, net
(2)	Net restructuring costs
(3)	Greenville, TX lockout costs

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